Exhibit 23.1

[Stonefield Josephson, Inc. letterhead]

To the Board of Directors

Health Sciences Group, Inc. and Subsidiaries

Consent of Independent Registered Public Accounting Firm

We consent to the use of our Independent Registered Public Accounting Firm’s Report dated April 15, 2005 covering the consolidated financial statements of Health Sciences Group, Inc. and Subsidiaries for each of the two years in the period ended December 31, 2004 to be included in this amended registration statement on Form SB-2 to be filed with the Commission on or about September 2, 2005.

We also consent to the reference to us as experts in matters of accounting and auditing in this registration statement.

/s/ Stonefield Josephson Inc.

CERTIFIED PUBLIC ACCOUNTANTS

Santa Monica, California

September 2, 2005